Exhibit 10.1

EMPLOYMENT SEPARATION AGREEMENT
AND RELEASE
Kingsway America Inc. (“Employer”) and Hassan R. Baqar (“Employee”) hereby agree as follows:
1.    Separate and apart from the payments made pursuant to this Agreement, and irrespective of Employee’s agreement to the terms of this Agreement, Employee will receive payment for his full wages, and earned but unused vacation, through January 31, 2019. Employee’s employment with Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) is terminated on January 31, 2019 (“Termination Date”). The date of the “qualifying event” for the commencement of COBRA coverage, if applicable, shall be last day of the calendar month in which the Termination Date occurred. This Agreement will not be effective unless signed by Employee on or after the Termination Date.
2. Employee acknowledges and agrees that Employer has satisfied their obligations to Employee under Employer’s June 1, 2016 Amended and Restated Severance Plan (the “Severance Plan”) and that Employee is not entitled to any payments or benefits under the Severance Plan, other than the benefits outlined in this agreement. Employee also, acknowledges and agrees that Employer has satisfied their obligations outlined in the “Enhanced Severance Letter” dated March 4, 2011.
3.    Employee recognizes and acknowledges that Employee’s agreement to the terms of this Agreement is required as a condition precedent to Employee’s receipt of any payments. Accordingly, Employee is releasing claims against Employer (stated in Paragraph 8) in exchange for consideration that is in addition to anything of value to which Employee is already entitled.
4.    Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) denies that it is liable to Employee for any reason whatsoever, and the entry into this Agreement shall not constitute any admission or evidence of unlawful discrimination or improper conduct, and should not be construed as an admission of fault, wrongdoing, or liability. In consideration of the mutual promises herein, Employer will provide Employee with 12 months base salary, $240,000 less applicable taxes and deductions. Payment will be made in a lump sum on the Effective Date. However, no payments described in this paragraph will be made until after Employer receives an executed copy of this Agreement from Employee. Except as otherwise set forth herein, all benefits cease on Employee’s Termination Date.
5.    Employer will continue to provide family medical, dental, and vision coverage through the Termination Date. COBRA continuation for coverage under Employer’s Medical/Dental/Vision Plans will become available for election by Employee on the first day of the calendar month following the Termination Date. Employee will be offered COBRA continuation for the medical, dental and vision coverage. Should Employee elect COBRA coverage, Employee will continue to be eligible for coverage under the group medical plans of Employer at active employee rates for a period of 12 months following the Termination Date. Employee understands that as part of the special benefits that Employee will receive by the timely signing and not revoking the

Exhibit 10.1

releases set forth herein, Employer will pay the cost of COBRA coverage, in excess of Employee’s monthly contribution, for the 12 months following the Termination Date, provided Employee continues to make timely payments in the amount of Employee’s required contribution during the foregoing period. Thereafter, Employee shall be responsible for paying the full cost of any continued coverage under COBRA.
6.    (a) Employee holds 115,500 shares of restricted stock of Employer (the “Restricted Stock”), which shall become fully vested on the Effective Date. If Employee revokes this Agreement pursuant to Section 22, all shares of Restricted Stock that are not vested as of the date hereof shall be forfeited without any payment by Employer hereunder.
(b)    Prior to the delivery of the certificates for any Common Shares upon vesting of the Restricted Stock under Section 6(a), Employee shall have paid all federal, state, local, employment and other taxes that are required to be withheld or paid in connection with the vesting of such award. For avoidance of doubt, as of the date of this Agreement, the minimum statutory required withholding rate for federal income taxes with respect to the taxation of the Restricted Stock awared is (i) 22% for any taxable amount up to $1,000,000 and (ii) 37% for any taxable amount in excess of $1,000,000. Employee has elected to satisfy his withholding obligation by authorizing Employer to withhold from the Restricted Shares deliverable upon vesting the whole number of Common Shares having an aggregate Fair Market Value determined as of the Tax Date (as such terms are defined in the 2013 Equity Incentive Plan, as amended), equal to the amount necessary to satisfy any such obligation. Common Shares to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate. Any fraction of a Common Share that would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the holder. Employee will be responsible to pay all taxes due to the vesting of the Restricted Stock in excess of the minimum tax withholding amount.
7.    Except as set forth in this Agreement, no further payments will be made to Employee for wages, salary, bonus, expense reimbursement, commissions, benefits, severance, personal days, sick pay or otherwise. More specifically, Employee is not eligible to receive any payment under Employer’s 2018 bonus plan. Notwithstanding the foregoing, nothing herein shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified). Employee’s stock under the employee stock matching program will vest as outlined in that plan.
8.    Employee releases, forever discharges and covenants not to sue Employer or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns, with respect to any and all claims, causes of action, suits, debts, sums of money, controversies, agreements, promises, damages, and demands whatsoever, including attorneys’ fees and court costs, in law or equity or before any federal, state or local administrative agency, whether known or unknown, suspected or unsuspected, which Employee has, had, or may have, based on any event occurring, or alleged to have occurred, to the date of this Agreement. This release includes, but is not limited to, claims under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Rehabilitation Act, the Age Discrimination in

Exhibit 10.1

Employment Act, the National Labor Relations Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Illinois Minimum Wage Law, the Illinois Wage Payment and Collection Act, and any other federal, state or local statute, law, regulation, ordinance, or order, claims for retaliatory discharge, and claims arising under common law, contract, implied contract, public policy or tort. To the extent that any such claim cannot be waived as a matter of law, it is understood that Employee reserves the right to file such claim, but Employee expressly waives Employee’s right to any relief of any kind should any person or entity pursue any claim on Employee’s behalf. This Agreement does not prevent Employee from filing a charge, testifying, assisting, or cooperating with the EEOC or similar employment law enforcement agency, but Employee waives any right to any relief of any kind should the EEOC or other agency pursue any claim on Employee’s behalf. Notwithstanding the foregoing release of all claims, it is understood and agreed that the following claims, if any, are not released: (a) claims for unemployment compensation; (b) claims for workers’ compensation benefits; (c) claims for continuing health insurance coverage under COBRA; and (d) claims pertaining to vested benefits under any retirement plan governed by the Employee Retirement Income Security Act (ERISA).
9.    Employee expressly waives and relinquishes all rights and benefits provided to Employee by any statute or other law which prohibits release of unspecified claims and acknowledges that this release is intended to include all claims Employee has or may have against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns), whether Employee is aware of them or not, and that all such claims are released by this Agreement.
10.    Employee represents and affirms that Employee has been paid all wages due, has suffered no occupational illness or injury, and has no other claims against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns). Employee agrees that, unless otherwise required by law or as otherwise provided in this Agreement, he will not in the future file, participate or testify in, encourage or instigate the filing of any complaint or lawsuit, by any party, in any federal, state or local court, against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) based upon any event occurring prior to the date of execution of this Agreement.
11.    Employee represents that he has not filed any charges, lawsuits or proceedings against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns).
12.    Employee agrees that he will not retain, use, misuse or disclose, directly or indirectly, any of Employer’s Confidential Information. Employee understands and agrees that for purposes of this Agreement, “Confidential Information” means the same as defined in the Advisor Agreement. Employee recognizes that such Confidential Information is a unique asset of Employer, developed and perfected over a considerable time and at substantial expense to Employer and the disclosure of which

Exhibit 10.1

may cause injury, loss of profits and loss of goodwill to Employer or its subsidiaries or affiliates. Employee represents and warrants that, at all times during his employment with Employer, Employee fully complied with any and all confidentiality agreements executed by him and any and all policies or directives of Employer related to the use and disclosure of Confidential Information. Employee states that he has returned all property of Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) within his possession and control to Employer, except as otherwise stated in the Advisor Agreement. Employee’s return of all property of Employer is a condition precedent to Employee’s receipt of the payments set forth in Paragraph 4.
13.    Employee agrees to fully cooperate with Employer (and its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) as requested by Employer in any matter relating to (i) the transition of business matters handled by Employee during his employment and (ii) any litigation, or other legal or regulatory proceeding, brought by or against Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) whether now pending or brought in the future.
14.    This Agreement is strictly confidential and Employee will not inform any person of any of its terms and conditions or the amount of severance provided herein, except for Employee’s attorney, members of his immediate family and those who need to know for Employee’s compliance with federal, state, or local law. Employee will instruct any persons advised about this Agreement to keep such information strictly confidential.
15.    Employee will direct all requests for references to Yvonne Alfonso Santana, Employer’s Vice President - Human Resources. Ms. Santana will respond to any written requests for references from prospective employers of Employee with information as to Employee’s dates of employment with Employer and job title.
16.    Employee will not: (a) make oral or written statements in any forum, including, without limitation, social networking, blog, or similar internet sites, about Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns) that could reasonably be expected to adversely affect Employer’s reputation or business; (b) engage in any conduct that could harm or adversely affect Employer’s business, reputation, operations, or employees; or (c) reapply for or accept employment with the Employer. Nothing in this Agreement is intended to prohibit or restrict Employee from: (a) making any disclosure of information required by law (including pursuant to a valid subpoena or other legal process); (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, or any self-regulatory organization; or (c) filing, testifying, participating in, or otherwise assisting in a proceeding relating to an alleged violation of any federal, state, or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.

Exhibit 10.1

17.    Employee understands that this Agreement fully sets forth all separation benefits he will receive from Employer (or its current or former parent companies, subsidiaries, affiliates, predecessors, successors, insurers, directors, officers, employees, agents, or assigns), and it supersedes any offers or promises, whether oral or written, made at any time.
18.    In the event of Employee’s death during the period in which Employee is receiving payments under this Agreement, Employer will pay to Employee’s estate any balance due to Employee.
19.    This Agreement will not take effect until after Employee signs it and it is received by Yvonne Alfonso Santana at 150 Pierce Road, 6th Floor Itasca, IL 60143.
20.    If for any reason any portion of this Agreement shall be held invalid or unenforceable, this fact shall not affect the validity or enforceability of the remaining portions of this Agreement.
21.    Employee acknowledges that he has fully read this Agreement, understands its terms, and is entering into this Agreement knowingly and voluntarily.
22.    Employee acknowledges that his waiver of rights or claims arising under the Age Discrimination in Employment Act (“ADEA”) is in writing, written in a manner calculated to be understood, and is understood by him.

a.	Employee understands that by signing this document, he does not waive ADEA rights that may arise after the date this Agreement is signed.

b.	Employee acknowledges that the waiver of his ADEA rights is in exchange for the consideration outlined above, which is above and beyond what he is otherwise entitled to receive from Employer.

c.
Employee acknowledges that he has been advised by Employer that he may, but does not have to take, 21 days, which Employee acknowledges is a reasonable period of time, to consider this document and to sign and return this Agreement.

d.	Employee acknowledges that Employer, by this Agreement, is advising him in writing to consult with an attorney of his choosing before signing this document.

e.
Employee may revoke this Agreement at any time during the seven (7) days following his signing. If Employee wishes to revoke this Agreement, he must notify Yvonne Alfonso Santana, in writing, at 150 Pierce Road, 6th Floor Itasca, IL 60143, within seven (7) days after signing this Agreement. This Agreement will not be effective and enforceable and no payments under this Agreement will be made until the seven (7) day revocation period expires (the “Effective Date”).

f.
In the event Employee fails to execute and return this Agreement on or before the expiration of the 21 day period, or if Employee timely executes and then elects to revoke this Agreement within the seven (7) day revocation period, this Agreement will be of no further force and effect and neither Employee nor Employer will have any rights or obligations hereunder.

23.    This Agreement shall be subject to and governed by and in accordance with the laws of the State of Illinois, without regard to conflict of laws principles.

Exhibit 10.1

THIS DOCUMENT IS A RELEASE OF ALL CLAIMS -
READ CAREFULLY BEFORE SIGNING

DATED: ___________                _______________________________
Hassan R. Baqar

KINGSWAY AMERICA INC.
DATED: __________                By:____________________________

Its ____________________________

KINGSWAY AMERICA INC.
DATED: __________                By:____________________________

Its ____________________________